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                                                                       EXHIBIT 8

(214) 953-0053

                               December 12, 1997



Mizar, Inc.
2410 Luna Road
Carrollton, Texas  75006

Gentlemen:

     This will confirm that we have advised Mizar, Inc., a Delaware corporation ("Mizar"), with respect to certain federal income tax aspects of the proposed acquisition by Mizar of all of the outstanding capital stock of Loughborough Sound Images Limited, a company registered in England and Wales ("LSI"). Such advice formed the basis for the descriptions of the selected United States federal income tax consequences of the proposed acquisition appearing under the captions "Summary of Proxy Statement/Prospectus--Federal Income Tax Consequences" and "The Share Exchange--Federal Income Tax Consequences" in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such description does not purport to discuss all possible federal income tax ramifications of the proposed acquisition. With respect to the tax consequences which are discussed under the captions "Summary of Proxy Statement/Prospectus--Federal Income Tax Consequences" and "The Share Exchange-- Federal Income Tax Consequences" in the Proxy Statement/Prospectus, we are of the opinion that the discussion correctly states the material United States federal income tax consequences of the proposed acquisition to the shareholders of LSI and the applicable principles of existing law.

     We consent to the use of this letter as an exhibit to the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to this letter, as that term is used in the Securities Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,



                              /s/ Crouch & Hallett, L.L.P.